EXHIBIT B

RESOLVED:         That the Boards of Managers (the "Boards") of Excelsior
                  Multi-Strategy Hedge Fund of Funds (TI 2), LLC and Excelsior
                  Multi-Strategy Hedge Fund of Funds (TE 2), LLC (the "Funds"), including all of the managers who are not "interested persons," as defined by the Investment Company Act of 1940
                  Act, as amended (the "1940 Act"), of the Funds (the
                  "Independent Managers"), hereby determine that the joint fidelity bond (the "Fidelity Bond") issued by Federal
                  Insurance Company and maintained jointly by Excelsior Venture
                  Partners III, LLC, Excelsior Venture Investors III, LLC,
                  Excelsior Directional Hedge Fund of Funds Master Fund, LLC,
                  Excelsior Directional Hedge Fund of Funds (TI), LLC, Excelsior
                  Directional Hedge Fund of Funds (TE), LLC, Excelsior
                  Directional Hedge Fund of Funds, Ltd., Excelsior Absolute
                  Return Fund of Funds, LLC, Excelsior Absolute Return Fund of
                  Funds Master Fund, LLC, Excelsior Absolute Return Fund of
                  Funds, Ltd., UST Global Private Markets Fund, LLC, Excelsior
                  Buyout Investors, LLC, and Columbia Management Multi-Strategy
                  Hedge Fund, LLC (collectively, the "Other Insureds"), in the amount of $6 million, which will provide joint fidelity coverage to the Funds and the Other Insureds, in accordance with the requirements of Rule 17g-1 under the 1940 Act, is reasonable in form and amount, after giving due consideration to all relevant factors, including the value of the aggregate assets of the Funds and the Other Insureds, the type and terms of the arrangements for the custody and safekeeping of such assets, and the nature of the securities that are or will be held in the portfolios of the Funds and the Other Insureds;
                  and it is further

RESOLVED:         That the total amount of coverage under the Fidelity Bond is at least equal to: (i) the amount of coverage which the Funds would have each been required to provide and maintain individually pursuant to Rule 17g-1(d)(1) had the Funds not been named as joint insureds in the Fidelity Bond, plus (ii) such other amounts of coverage that the Other Insureds would have had to provide and maintain pursuant to federal statutes or regulations had such other parties not been covered by the Fidelity Bond; and it is further

RESOLVED:         That the Boards, including all of the Independent Managers of the Funds, hereby approves the proposed Fidelity Bond and authorizes the payment by the Funds of its pro rata portion of the annual premium on the Fidelity Bond, after giving due consideration to all relevant factors, including, but not limited to, the number of other insured parties, the nature of the business of such other parties, the amount of coverage under the Fidelity Bond, and the ratable allocation of the premium among parties named as insureds, based on the relative assets of such parties; and it is further

RESOLVED:         That in the event the amount of coverage under the Fidelity
                  Bond is required in the future to be increased in order to satisfy the minimum bonding requirements of Rule 17g-1 under the 1940 Act, the proper officers of the Funds be, and hereby are, authorized on behalf of the Funds to take such actions as may be necessary to obtain the increase in the amount of the Fidelity Bond coverage to comply with such requirements; and it is further

RESOLVED:         That Steven L. Suss be, and hereby is designated to make all filings with the Securities and Exchange Commission and to give all notices on behalf of the Funds required by paragraph
                  (g) of Rule 17g-1 promulgated under the 1940 Act; and it is further

RESOLVED:         That in order to define certain rights and responsibilities of the Funds with respect to recoveries under the Fidelity Bond, the proper officers of the Funds be, and hereby are, authorized and directed, in the name and on behalf of the Funds, to execute the amended and restated Joint Insured
                  Agreement, substantially in the form included in the meeting materials provided to the Boards in advance of the meeting, with such changes as the proper officers of the Funds, in consultation with counsel, may determine to be necessary or appropriate.